Exhibit 99.2

FOR IMMEDIATE RELEASE

ETRIALS EXPANDS EXISTING RELATIONSHIPS WITH TWO NEW CUSTOMER AGREEMENTS

Agreements Driven by etrials’ Extensive Oncology Experience -
Company’s eClinical Solutions Will Support Phase I, II and IV Trials

Morrisville, NC—April 23, 2007— etrials® Worldwide, Inc. (Nasdaq: ETWC, ETWCW, ETWCU), a leading provider of eClinical software and services that optimize clinical-trial management and accelerate time-to-market, today announced that the company has signed three new contracts with two existing customers to provide EDC solutions for upcoming oncology clinical studies.

etrials will work with two existing pharmaceutical customers on three new studies utilizing its EDC solutions. The first agreement encompasses 229 sites throughout the United States involved in Phase I and IV studies. The agreement covers clinical studies around Non-Hodgkin’s Lymphoma. The second agreement involves a Phase II trial across approximately 50 sites throughout the United States related to lung cancer.

etrials’ eClinical solutions have been selected and utilized in dozens of oncology clinical trials in recent years. The company maintains on-staff specialists who assist customers in managing complex long-term studies with the utilization of the company’s software and service solutions.

“The breadth of our clinical experience in oncology and other therapeutic areas gives us an advantage over other software providers,” said John Cline, CEO of etrials. “We are continuously strengthening customer relations by demonstrating value through our expertise. These customers have already achieved benefits from the use of our eClinical applications, enabling them to manage the complexity and diversity of clinical trials and to improve their data-driven decisions while reducing costs.”

In addition to enabling Oncology studies, etrials’ software solutions have been used extensively to manage Cardiology, Central Nervous System, Endocrinology, Gastroenterology, Gynecology, Immunology/Infectious Disease, Respiratory, and Urology trials

About etrials®
etrials Worldwide, Inc. (Nasdaq: ETWC, ETWCW, ETWCU) a leading provider of eClinical software and services to pharmaceutical, biotechnology, medical device, and contract research organizations offers insight into all aspects of clinical trials, maximizing return on investment and accelerating time to market. With global operations, etrials is the only top tier solutions provider to offer electronic data capture (EDC), interactive voice response (IVR), and electronic patient diaries (eDiary) as part of an integrated software as a service (SaaS) platform or as individual solutions to optimize clinical trials. As an experienced leader, etrials has facilitated over 900 trials involving more than 400,000 patients in 60 countries and participated in 33 studies used for new drug applications.

etrials Worldwide, Inc.

Having partnered with over 100 clients, including 16 of the top 20 global pharmaceutical companies and top CROs, etrials is leading the way towards Adaptive Trials and integration between eClinical and electronic health records. To learn more visit us at www.etrials.com.

etrials is registered trademark in the United States of etrials Worldwide, Inc. Other marks belong to their respective owners and are used with permission.
etwcf

Forward-Looking Statements
This announcement may contain forward-looking statements, including statements regarding the expected number of patients and size of clinical trials to be covered by a new contract. These statements involve risks and uncertainties. Actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, delays in the current schedule for clinical trials by the client, utilization of our software and services by clients to a lesser degree than is currently expected and early termination of the contract, all of which are possible because our contracts do not generally have minimum volume guarantees and can be terminated without penalty by clients. More information about potential factors which could cause actual results to differ from the forward looking statements included in this announcement is included in our filings with the Securities and Exchange Commission, including the “Risk Factors” Section of the Form 10-KSB filed on March 30, 2007. All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update such statements.

Contact:
Investors: Ashton Partners Lauren Murphy 617.275.8745 lmurphy@ashtonpartners.com	Media: Ashton Partners Mike Banas 312.553.6704 mbanas@ashtonpartners.com